Exhibit 99.1

Company Contact:

Jason Sobel

President and Chief Executive Officer

Texas Community Bancshares, Inc.

(903) 569-2602

jsobel@broadstreet.bank

TEXAS COMMUNITY BANCSHARES, INC. REPORTS UNAUDITED FINANCIAL RESULTS FOR

THE SECOND QUARTER ENDED JUNE 30, 2025

MINEOLA, Texas; August 1, 2025 — Texas Community Bancshares, Inc. (“Texas Community Bancshares” or the “Company”) (NASDAQ: TCBS), the holding company for Broadstreet Bank, SSB, today reported net income of $678,000 for the three months ended June 30, 2025 and $1.3 million for the six months ended June 30, 2025 compared to net income of $348,000 for the three months ended June 30, 2024 and a net loss of $2.3 million for the six months ended June 30, 2024.

Texas Community Bancshares’ President and Chief Executive Officer (CEO) Jason Sobel, said, “We are thrilled about the trend we are seeing in our net income. It increased from $643,000 in the first quarter of 2025 to $678,000 in the second quarter for five straight quarters of increased earnings. This has led us to our best quarter since our initial public offering (IPO) 4 years ago. We believe that with the growth of net interest income from $6.1 million for the first half of 2024 to $6.5 million for same period in 2025 we are continuing to see the earnings impact of repositioning the balance sheet completed last year and the ongoing improvements in efficiency. The driving forces of the increased earnings are higher yielding commercial loans and relationships, continued focus on loan and deposit pricing to further expand net interest margin, and managing expenses closely. We are excited about the future and our goal is to continue to build a rewarding experience for our customers, shareholders and employees.”

“The bank has invested more than ever into new technology and new products, including an automated consumer loan process from application to funding, online account opening, and online mortgage products. We are setting up deposit taking ATMs and working on making our products more focused on the customer, including new Treasury Management products, and one-time-close home improvement loans. We are dedicated to finding the needs of our clients and filling them.”

“This quarter we had two large loan relationships on our over 90-day delinquent list. They are both well collateralized real estate projects with loan-to-values below 65%. One involves a $6.2 million multi-family project and the other a $2.8 million land development project. Both clients are working to resolve their respective issues as quickly as possible, but they have been placed on nonaccrual while they work through it.”

“We believe we are stronger and better positioned to capitalize on opportunities in 2025. Daily we are looking at ways to enhance our market share, branch network, and client base. We remain committed to executing our strategic growth plan while creating long-term value for our shareholders.”

Income

Net interest income increased $356,000, or 5.8%, to $6.5 million for the six months ended June 30, 2025 from $6.1 million for the six months ended June 30, 2024 due to a decrease in interest expense of $347,000. This resulted primarily from a reduction of $22.0 million, or 30.9%, in FHLB advances from $71.2 million at June 30, 2024 to $49.2 million at June 30, 2025.  Deposit interest expense remained relatively flat in the first six months of 2025 when compared to the prior year, even though deposit balances increased $14.6 million, or 4.5%, from $324.6 million at June 30, 2024 to $339.2 million at June 30, 2025. The increase in deposits included an additional $10.0 million in brokered deposits added at the end of 2024.

●	Total interest income remained flat for the first six months of 2025 compared with 2024, but declined $207,000 in the three months ended June 30, 2025 compared to 2024. This was due primarily to a reversal of accrued interest of $217,000 from the two large loan relationships previously mentioned being placed on nonaccrual status.
●	Interest expense decreased $347,000, or 7.0% to $4.6 million for the six months ended June 30, 2025 from $5.0 million for the six months ended June 30, 2024 with $198,000 of that decrease occurring in the three months ended June 30, 2025. This is due primarily to a reduction of $22.0 million, or 30.9% in FHLB advances from $71.2 million at June 30, 2024 to $49.2 million at June 30, 2025. This resulted in a decrease of $182,000 in interest on FHLB advances in the second quarter of 2025, and a $375,000 decrease in the six months ended June 30, 2025 when compared to the prior year. Despite the increase in deposit balances, interest on deposits remained flat due to decreases in deposit rates.

For the six months ended June 30, 2024, noninterest income includes the loan sale loss, a real estate owned write down and a property disposal cost associated with a new branch.  Noninterest expense includes expenses related to branch and building projects in 2024. To keep comparisons meaningful, we will only address quarterly details here.

●	Noninterest income increased $186,000, or 47.3%, to $579,000 for the three months ended June 30, 2025 from $393,000 for the three months ended June 30, 2024. This was due primarily to a $73,000 gain on an equity investment, a $78,000 loss on other real estate owned in 2024, and a $69,000 loss on loans sold in 2024. This was partially offset by a $72,000 decrease in other service charges and fee income.
●	Noninterest expense decreased $224,000, or 3.7%, for the six months ending June 30, 2025 and $81,000, or 2.7%, to $3.0 million for the three months ended June 30, 2025 from $3.1 million for the three months ended June 30, 2024 primarily due to decreases in technology expense and salary and employee benefits. This was partially offset by an increase in other expenses:
●	Technology expenses decreased $113,000, or 59.8%, primarily due to card processing project implementation fees incurred in the first half of 2024 associated with a “tap” debit card project.
●	Salary and employee benefit expenses decreased by $75,000, or 4.6%, to $1.6 million for the three months ended June 30, 2025, due primarily to reduced officer compensation of $48,000 and reduced compensation expense related to equity awards of $30,000, including a $26,000 one-time accrual reversal for awards forfeited, and lower director fees due to a reduction in the number of directors. In May 2024, the number of Directors decreased from 14 to 12 and in May of 2025, the number of Directors decreased to nine, which will result in a decrease in director fees of $18,000 per quarter going forward.
●	Other expenses increased by $120,000, or 21.3%, to $684,000 for the three months ended June 30, 2025 from $564,000 for the three months ended June 30, 2024. This is due to a $51,000 increase in audit and accounting expenses for additional internal audits and audit price adjustments, a $47,000 increase in marketing expense following the engagement of an outside consultant and a new advertising campaign including local television and streaming services, and $28,000 in expense related to an equity investment.

Asset Quality

The Company recorded a provision for credit losses of $71,000 for the six months ended June 30, 2025, compared to a provision for credit loss reversal of $153,000 for the six months ended June 30, 2024, resulting in an increase of $224,000, or 146.4%, in the provision for credit losses primarily due to an increase in average loans of $21.1 million and changes in the composition of the loan portfolio.

Net chargeoffs remain low and the quality of the loan portfolio remains strong, despite an increase in delinquencies and nonaccrual loans. At June 30, 2025, past due loans represented 3.71%, and nonaccrual loans 3.58%, of the loan portfolio. The increase in past due and nonaccrual loans is related to the two loan relationships previously mentioned with a total balance of $9.0 million that are well secured by real estate. One relationship involves a $6.2 million construction loan secured by a newly constructed multi-family property in our market area. This loan is fully funded and construction is complete. The second relationship for $2.8 million is secured by land purchased for development purposes. Both loan relationships are below 65% loan to value.

Other real estate owned consists of two bank properties that were held for future expansion and are currently listed for sale, and have been marked to a fair value of $428,000.

Shareholders’ Equity

Total shareholders’ equity increased $761,000, or 1.5%, to $52.9 million at June 30, 2025 from $52.1 million at December 31, 2024. This increase was primarily due to net income for the six months ended June 30, 2025 of $1.3 million, a $608,000 decrease in accumulated other comprehensive loss, net of tax, an increase of $305,000 from vesting of the 2022 Equity Plan, and an increase of $110,000 from the accrual of ESOP commitments. This was partially offset by the repurchase of 84,500 shares of the Company’s common stock at $1.3 million and quarterly dividends paid totaling $242,000. At June 30, 2025, Broadstreet Bank was well capitalized and had a leverage ratio of 11.32%

	At June 30,	At December 31,
	2025	2024
	(Unaudited)
Selected Financial Condition Data (Amounts in thousands):
Total assets	$444,082	$443,457
Cash and cash equivalents	11,295	13,290
Interest bearing deposits in banks	17,311	9,720
Securities available for sale	73,188	75,189
Securities held to maturity	20,294	22,096
Loans and leases receivable, net	294,021	293,708
Premises and equipment, net	11,511	11,526
Bank owned life insurance	6,453	6,370
Other real estate owned	428	480
Restricted investments carried at cost	3,344	4,252
Core deposit intangible	66	132
Total deposits	339,180	335,828
Advances from the Federal Home Loan Bank	49,236	49,878
Total shareholders' equity	52,869	52,108

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024

	(Unaudited)		(Unaudited)
Selected Operating Data (Amounts in thousands):
Interest income	$5,474	5,681	$11,108	11,099
Interest expense	2,300	2,498	4,606	4,953
Net interest income	3,174	3,183	6,502	6,146
Provision (credit) for credit losses	(42)	124	71	(153)
Net interest income after provision for credit losses	3,216	3,059	6,431	6,299
Noninterest income (loss)	579	393	1,041	(3,169)
Noninterest expense	2,973	3,054	5,901	6,125
Income (Loss) before income taxes	822	398	1,571	(2,995)
Income tax expense (benefit)	144	50	250	(658)
Net income (loss)	$678	$348	$1,321	$(2,337)

About Texas Community Bancshares, Inc.

Texas Community Bancshares, Inc. is the holding company for Broadstreet Bank, SSB (the “Bank”). The Bank operates in Texas in Wood, Smith and Van Zandt counties with the home office being located in Mineola, Texas. In the first quarter of 2024, the Bank opened a new branch in Tyler, Texas and a new building for the Lindale branch bringing the Bank’s operations to seven full-service branch locations. Texas Community Bancshares is traded on the NASDAQ Capital Market Exchange under the symbol “TCBS.”

Statement About Forward-Looking Statements

Statements contained in this news release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the Company’s operations and future prospects include, but are not limited to, general and local economic conditions; changes in market interest rates, deposit flows, demand for loans, and real estate values; competition; competitive products and pricing; the ability of the Company’s customers to make scheduled loan payments; loan delinquency rates and trends; the Company’s ability to manage the risks involved in its business; the Company’s ability to control costs and expenses; inflation, and market and monetary fluctuations; changes in federal and state legislation and regulations applicable to the Company’s business; and other factors that may be disclosed in the Company’s periodic reports as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update any forward-looking statements except as may be required by applicable law or regulation.